Exhibit 2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into as of August [__], 2013 (this “Agreement”), by and between Nistec Ltd., a company incorporated under the laws of the State of Israel (the “Buyer”) and Merhav M.N.F. Ltd. (“Merhav” or the “Seller”) .  Each of the Buyer and the Seller referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller own Shares (as defined below) of Eltek Ltd., a public company incorporated under the laws of the State of Israel (the “Company”), as set forth on Schedule A attached hereto (collectively, the “Sold Shares”); and

WHEREAS, the Sold Shares constitute all of  Seller's interest in the Company, and no other Shares, profits interests, rights, options, warrants or any other rights or securities convertible into or exchangeable for Shares are owned by Seller; and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Sold Shares for the consideration detailed on Schedule A attached hereto (the “Transaction”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, the Buyer and the Company entered into an Investment Agreement dated of even date hereof (the “Investment Agreement”) pursuant to which, among other things, the Buyer will be issued on the Closing Date (as defined below) such number of Shares of the Company (the “Investment Shares”) which will, together with the Sold Shares, constitute 50.5% of the issued share capital of the Company, on a fully diluted basis, as of the Closing Date (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Certain Defined Terms. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Affiliate” of any Person (as defined below) means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

 “Bank Consents” the affirmative written consents of Bank Hapoalim and the Israel Discount Bank to the Transaction.

 “Business Day” means any day other than Friday, Saturday and any day on which banking institutions in the State of Israel are authorized by law or other governmental action to close.

“Companies Law” means the Companies Law, 5759-1999 (including those portions of the Companies Ordinance [New Version] 5743-1983 that continue to be in effect) and the regulations promulgated thereunder.

 “Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, indenture, bond, debenture, option, warranty, purchase order, license, sublicense or other legally binding arrangement, understanding, commitment, undertaking or forbearance of any nature.

 “Free and Clear” means fully paid and non-assessable, free from any and all Liens, charges, encumbrances, options, debts, claims, restrictions, trusts, powers of attorney, obligations, undertakings and the like, of any nature or any other rights and/or claims of any third party.

  “Law” means any applicable statute, law, ordinance, decree, order, rule or regulation.

 “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, or known inquiry, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

 “Legal Requirement” means any local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

  “Lien” means any mortgage, pledge, claim, lien, charge, encumbrance, option, debt, restriction, trust, power-of-attorney, obligation, undertaking, or security interest, or any other right or claim of any third party – in each case - of any kind or nature whatsoever.

 “Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is  material and adverse to the (a) condition (financial or other), (b) business, (c) results of operations, (d) assets, (e) liabilities or (f) operations of the Company or any of its Subsidiaries, taken as a whole, or the ability of the Seller to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, “Material Adverse Effect” shall not include or take into account any state of facts, change, effect, condition, development, event or occurrence that is the result of (i) factors affecting any national, regional or world economy, (ii) an outbreak or escalation of any national or international hostilities, or (iii) factors generally affecting the industry or markets in which the Company competes. In addition, a decrease in the market value or price per share of the Company by itself shall not be regarded as a Material Adverse Effect.

 “Ordinary Shares” means ordinary shares of the Company, nominal value NIS 0.6 per share.

 “Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pledges” any and all pledges over the Sold Shares.

“Resigning Directors” means Mr. Erez Meltzer, Mrs. Irit Iluz, Mr. Amit Mantzur, Mr. Sabi Saylan and Mr. David Banitt.

“Subsidiary” of any Person, means any other Person more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or controlled, directly or indirectly, by such first Person.

 “Tax Withholdings” means any amounts required to be deducted and withheld from the Consideration (as defined below) payable to the Seller pursuant to this Agreement under the Israeli Income Tax Ordinance New Version, 1961, or any other applicable Law.

“Union Bank” means Union Bank of Israel Ltd.

ARTICLE II

PURCHASE AND SALE OF THE SOLD SHARES

SECTION 2.01.   Purchase and Sale of the Sold Shares.  At the Closing (as defined below) and upon the terms and conditions set forth in this Agreement the Seller shall sell, transfer, and assign to the Buyer, and the Buyer shall purchase from the Seller, the Sold Shares, Free and Clear.

SECTION 2.02.    The Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, on the Closing Date (as defined below) the Buyer shall pay to Seller, by a wire transfer to a bank account designated by Seller, the amount set forth on Schedule A attached hereto (the “Consideration”), minus (i) such amount as may be assigned by the Seller in favor of Union Bank (“Assigned Amount”), in which event the Assigned Amount will be paid on the Closing Date by Buyer directly to such designated account as shall be notified by the Seller in writing and (ii) the applicable Tax Withholdings, provided that in the event that Seller provides the Buyer with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of any applicable Tax from the Consideration in a form reasonably satisfactory to the Buyer, then the deduction and withholding of any amounts under the applicable Tax Law from the Consideration payable to the Seller shall be made in accordance with the provisions of the applicable approval.  To the extent that amounts are withheld for taxes by the Buyer, such withheld amounts shall be remitted by the Buyer to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Buyer.

SECTION 2.03.    Closing. The closing (the “Closing”) of the Transaction shall take place at the offices of Amit, Pollak, Matalon & Co., 17 Yitzhak Sadeh Street, Tel-Aviv, Israel, immediately after the closing of the transactions contemplated by the Investment Agreement (the “Investment Agreement Closing”).  For the avoidance of doubt, the Parties shall not terminate this Agreement for long as the Investment Agreement has not been terminated in accordance with its terms. The time and date of the Closing being herein referred to as the “Closing Date”). Notwithstanding the foregoing, each of the Parties may terminate this Agreement at any time by giving written notice if the Closing has not occurred prior to the lapse of 120 days from the date hereof or earlier if any of the cconditions to Closing was conclusively rejected (and not waived by the Party entitled to waive such condition, if at all) (the “Termination Date”).

SECTION 2.04.    Deliveries by the Seller at Closing.  At the Closing, the following documents shall have been provided to the Buyer by the Seller:

(a) Duly executed share transfer deed or other documents evidencing transfer of the Sold Shares being Free and Clear to the Buyer;

(b) Original share certificate(s) in the name of the Buyer representing the Sold Shares accompanied by the transfer agent's acknowledgment that no other share certificates representing the Sold Shares exist or in effect.

(c) A confirmation from Company's transfer agent, American Stock Transfer & Trust Company LLC, of the issuance of a share certificate in the name of the Buyer representing the Issued Shares, bearing legend in accordance with applicable securities laws, accompanied by a copy of such a share certificate;

(d) Copies of all of those consents, approvals or waivers of, or notices to, a Governmental Entity or any other third party which are required with respect to the Transaction, including, without limitation, as listed in Exhibit A hereto;

(e) Opinion of legal counsel of the Seller, in a form reasonably satisfactory to the Buyer's counsel; and

(f) Duly executed letters of resignation by the Resigning Directors as of immediately prior to Closing.

SECTION 2.05.  Deliveries by the Buyer at Closing.  The Buyer shall deliver:

(a) The Consideration, minus the Assigned Amount and any Tax Withholding (if applies in accordance with Section 2.02 above), to the Seller; and

(b) The Assigned Amount to Union Bank.

SECTION 2.06.     The Buyer's Conditions to Closing. The Buyer’s obligations to consummate the Transaction pursuant to the terms of this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Buyer):

(a) Accuracy of Representations.  The representations and warranties made by the Seller in this Agreement were true and correct when made in all respects and shall be true and correct in all respects at the Closing Date.

(b) Performance of Covenants.  The Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Absence of Material Adverse Effect. Between the date hereof and the Closing Date, there has not been a Material Adverse Effect. It is agreed that if the Investment Agreement Closing occurred, the Buyer may not claim for a Material Adverse Effect pursuant to this Agreement.

(d) Deliveries. The Buyer shall have received the deliverables set forth in Section 2.04.

(e) Consents. The Seller and/or Company shall have received all consents, approvals or waivers of, or notices to, a Governmental Entity or any other third party with respect to the Transaction. Without limiting the foregoing, the following approvals and consents shall have been received:

(i) an approval of the U.S. Department of State to the Transaction, including the Buyer's holding of up to 50.5% of the outstanding Shares following the completion of the Transaction and the transactions contemplated by the Investment Agreement, without any terms or conditions which are, at the Buyer's opinion, detrimental to the Buyer or the Company;

(ii) an approval of the Israeli Antitrust Authority, or the lapse of any waiting period under the Israeli antitrust Laws, to the Transaction,including the Buyer's holding of up to 50.5% of the outstanding Shares following the completion of the Transaction and the transactions contemplated by the Investment Agreement, without any terms or conditions which are, at the Buyer's opinion, detrimental to the Buyer or the Company;

(iii)  Bank Consents, without any terms or conditions which are, at the Buyer's opinion, detrimental to the Buyer or the Company;

(f) Union Bank's Pledge Release Letter.  The Buyer shall have received a signed letter from Union Bank, in a form approved by counsels to the Buyer and to the Seller, addressed to the Israeli Registrar of Companies, instructing the Israeli Registrar of Companies to remove the Pledge over the Sold Shares (the “Union Bank's Pledge Release Letter”), accompanied by a letter from Union Bank to the Buyer, instructing and permitting the Buyer to submit the Union Bank's Pledge Release Letters to the Israeli Registrar of Companies immediately after the payment of the Assigned Amount by the Buyer to Union Bank at Closing.

(g) Corporate Proceedings. All corporate and other proceedings in connection with the approval and fulfillment of this Agreement (and any of its ancillary documents, schedules or exhibits) and the Transaction by Seller, have been obtained.

(h) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

(i) No Legal Proceedings. No Person shall have commenced or taken substantial steps towards or threatened any Legal Proceeding challenging or seeking to prohibit the Transaction or limit the exercise by the Buyer of any right pertaining to its ownership of the Sold Shares.

(j) The closing of the transactions contemplated by the Investment Agreement has occurred.

SECTION 2.07.    Seller's Conditions to Closing. The Seller's obligation to consummate the Transaction pursuant to the terms of this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Seller):

(a) Accuracy of Representations.  The representations and warranties of the Buyer were true and correct when made in all respects and shall be true and correct in all respects at the Closing Date.

(b) Performance of Covenants. The Buyer shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

(c) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

(d) Corporate Proceedings. All corporate and other proceedings in connection with the approval and fulfillment of this Agreement (and any of its ancillary documents, schedules or exhibits) and the Transaction by the Buyer, have been obtained.

(e) No Legal Proceedings. No Person shall have commenced or taken substantial steps towards or threatened any Legal Proceeding challenging or seeking to prohibit the Transaction or limit the exercise by the Buyer of any right pertaining to its ownership of the Sold Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer, and acknowledges that the Buyer is entering into this Agreement in reliance thereon, as follows:

SECTION 3.01.  Organization.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Israel and has the legal capacity and authority to conduct business in each jurisdiction in which its business is conducted or its properties are located.

(b) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Israel, and has all requisite power and authority to carry on its business as presently conducted.  Seller has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement.

SECTION 3.02.  Authorization, Validity, Conflict, Enforceability and Consents.

(a)  Neither the execution, delivery and performance of this Agreement and any and all ancillary documents hereto, nor compliance by the Seller with the terms hereof, will conflict with or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the organizational documents of the Company and the Seller, (ii) any judgment, order, injunction, decree, or ruling of any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or authority or agency, domestic or foreign (a “Governmental Entity”), (iii) any Contract to which Seller is a party or to which it is subject (subject to the release of the Sold Shares from the Pledge) and (iv) any applicable Law.

(b) The execution, delivery and performance of this Agreement by the Seller, will not require the consent, approval, authorization of, or the filing with, or the delivery of notice to, any Person other than the consent of Union Bank with respect to the release of the Pledge and the consents listed in Section 2.06(e) above.

(c) The execution, delivery and performance of this Agreement by the Seller, the consummation by the Seller of the Transaction and the compliance by the Seller with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Seller.  Duly executed copies of the minutes of the resolutions authorizing the aforementioned are attached to this Agreement as Exhibit B.   This Agreement and any ancillary documents hereto, when executed and delivered by or on behalf of the Seller, shall constitute valid and legally binding obligations of the Seller, legally enforceable in accordance with their terms.

SECTION 3.03.  Capitalization.

(a)  As of the date of this Agreement, the registered and authorized share capital of the Company as published in its last annual report of form 20-F, for the period ending on December 31, 2012, is 50,000,000 Ordinary Shares, NIS 0.6 par value each, of which 6,610,107  Ordinary Shares are issued and outstanding (the “Shares”). There are no shareholders, voting or any other agreements or undertakings relating to the Sold Shares.

SECTION 3.04.  The Sold Shares. The Sold Shares constitute at the date hereof 24.1% of the total number of outstanding Shares, on a fully-diluted basis as of the date of this Agreement.  Seller (i) holds and has good and valid title to the Sold Shares to be purchased by the Buyer from Seller in the Transaction, Free and Clear (other than the Pledge and transfer restrictions under the Securities Act of 1933, as amended), and (ii) is the record and beneficial owner thereof.  Upon (i) the delivery to the Buyer at the Closing of share transfer deeds, and (ii) the release of the Pledge, good and valid title to the Sold Shares will pass to the Buyer, Free and Clear (subject to transfer restrictions under the Securities Act of 1933, as amended), and the Sold Shares are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of the Sold Shares.  Union Bank executed and delivered to the Buyer a letter, in a form previously approved by counsels to the Buyer and to the Seller, confirming that the Pledge will be released by Union Bank immediately after the receipt by Union Bank of the Assigned Amount and that no other condition for the release of the Pledge exists is attached hereto as Exhibit C (“Union Bank Confirmation Letter”).

SECTION 3.05.  Legal Proceedings. There is no Legal Proceeding which is pending or to the knowledge of Seller threatened, by or against the Seller which relates to the Sold Shares or to the Seller's rights with respect to the Sold Shares and the sale thereof.

SECTION 3.06.  Affiliate and Related Party Transactions. Except as set forth in Exhibit D, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller (including directors, officers or immediate family members of the Seller or any Affiliate), on the other hand (“Related Party Agreements”).

SECTION 3.07.  Effect of Transaction.  To the knowledge of the Seller, no creditor, supplier, officer, employee, contractor, consultant, client or other customer or other Person having a material business relationship with the Company or any of its Subsidiaries has informed the Seller that such Person intends to change such relationship in a manner that is materially adverse to the Company or the Subsidiary thereof because of the Transaction.

SECTION 3.08.  Brokers.  To the knowledge of the Seller, the Company has not paid or agreed to pay any fee, commission or expense incurred by the Seller and/or any Affiliate thereof (including the fees, commissions or expenses of any accountant, auditor, broker, financial advisor, consultant or legal counsel retained by or on behalf of the Seller and/or any Affiliate thereof) arising from or in connection with this Agreement.

SECTION 3.09.  SEC Documents.  The Seller has provided the Company with any and all information which was required to be disclosed by the Seller to the Company in order for it to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and such information did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the knowledge of the Seller, none of the reports, schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the 1934 Act which contained information about the Seller and/or the Sold Shares, at the time they were filed with the SEC but subject to any amendment or supplement in later filings, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.10.  Disclosure; Information Supplied.  No representation or warranty of the Seller contained in this Agreement, and no statement contained in any document, certificate or schedule furnished by the Seller to the Buyer or any of its representatives pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

SECTION 3.11.  Effectiveness.  Each representation and warranty herein is deemed to be made on the date of this Agreement and as of the Closing Date, except where stated otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

SECTION 4.01.  Organization. The Buyer is a corporation duly incorporated and validly existing under the laws of the State of Israel. The Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the Transaction.

SECTION 4.02.  Authorization, Enforceability. This Agreement, when executed and delivered by the Buyer will constitute a valid, binding, and enforceable obligation of the Buyer.  The execution and delivery of this Agreement and the performance of the obligations of the Buyer have been duly authorized by all necessary corporate action, and the fulfillment of and compliance with the respective terms and provisions thereof, and the consummation by the Buyer of the Transaction do not and will not conflict with, or violate any provision of, any Law having applicability to the Buyer, or result in any breach of, or constitute a default under any agreement to which the Buyer is a party, except as would not prevent in any way the Buyer from performing its obligations and undertakings under the this Agreement.

SECTION 4.03.  Investment Purpose. The Buyer represents and agrees that the Sold Shares are purchased by it for investment purposes, for its own account, and without present intention to sell or distribute them other than under applicable securities laws.

SECTION 4.04.  Financial Capability. At the Closing, Buyer will have sufficient funds to effect the purchase of the Sold Shares, and Buyer acknowledges that any failure to obtain the financing necessary to consummate the transaction contemplated hereby shall not constitute a defence or condition precedent to its obligations hereunder.

SECTION 4.05.  No Additional Representations. Without derogating from any right or remedy available to it under law, the Buyer acknowledges that Seller has made no representations other than the representations set forth in Section 3 above and in particular has not made any representations regarding the business, assets, liabilities or prospects of the Company or its Subsidiaries and that in deciding to enter into this Agreement the Buyer is not relying on any forecasts that may have been provided by the Seller or its representatives.

SECTION 4.06.  Effectiveness.  Each representation and warranty herein is deemed to be made on the date of this Agreement and as of the Closing Date.

ARTICLE V

COVENANTS

SECTION 5.01.  Agreements of the Seller. Between the date hereof and the Closing Date, Seller shall not, directly or indirectly, do any of the following: (i) assign, transfer, sell, pledge, dispose of, or encumber any of the Sold Shares; (ii) grant any options, rights, warrants, of any kind to acquire any of the Sold Shares; or (iii) take any other action or enter any other agreement that would interfere with its ability to perform its obligations under this Agreement.

SECTION 5.02.  Consents, Assigned Contracts, Etc. Prior to the Closing Date, the Parties shall use their reasonable best efforts to (i) obtain as promptly as possible the consents listed on Section 2.04(c) above, (ii) cause the Parties' conditions for Closing to be satisfied; and (iii) consummate and make effective the Transaction. Seller undertakes to provide Buyer, no later than 10 Business Days prior to Closing Date, with a duly executed copy of the Union Bank Confirmation Letter.

SECTION 5.03.  Release.  Effective as of the Closing, Seller and its Affiliates and assigns, if any (each a “Releasing Party”), release and absolutely forever discharge the Company, its Subsidiaries and their respective officers, directors, shareholders, Affiliates, employees and agents (each a “Released Party”), from and against any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys' and accountants' fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Releasing Party now has, or at any time previously had, or shall or may have in the future, in its capacity as a shareholder, officer, director, contractor, consultant or employee of the Company, arising by virtue of or in any matter related to any actions or inactions with respect to the Company, or its affairs with respect to the Company, on or before the Closing Date (the “Released Matters”).  It is the intention of the Seller in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 5.03 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the Releasing Parties and the Released Parties of all Released Matters. Each Releasing Party hereby represents to the Company that such Releasing Party has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person, any Released Matter and that no Person other than such Releasing Party has any interest in any Released Matter by law or Contract, or by virtue of any action or inaction by such Releasing Party.  The invalidity or unenforceability of any part of this Section 5.03 shall not affect the validity or enforceability of the remainder of this Section 5.03, which shall remain in full force and effect.

SECTION 5.04.  Confidentiality.  Subject to any applicable Law, the Seller shall hold strictly confidential and shall not disclose any confidential or proprietary information concerning the business and affairs of the Company.  The Seller hereby acknowledges that such confidential or proprietary information (including all ideas, know-how, concepts, techniques and methodologies contained therein) belong exclusively to the Company.  The Seller recognizes and acknowledges the competitive value and confidential nature of such information and the damage that could result to the Company if any of such information is disclosed to any third party or used for any purpose other than for the benefit of the Company.  The Seller hereby acknowledges that monetary damages are an inadequate remedy for any breach of this provision and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions upon any breach of this Section 5.04.

SECTION 5.05.  Indemnification.  To the fullest extent permitted by applicable law, and without derogating from any rights and remedies available under any applicable law, the Seller agrees to indemnify and hold the Buyer harmless against and in respect of any and all loss, liability, deficiency or damage, or actions in respect thereof (including reasonable legal fees and expenses) (the “Losses”), occasioned by: (i) any breach of this Agreement by the Seller; (ii) any falsity of any representations or warranties of Seller or any certificate or other instrument furnished by Seller hereunder; or (iii) any liability that is derived from an act or omission of Seller that has been committed prior to the date hereof, but that becomes known hereafter. Indemnification shall be limited as follows: (a) no Losses in respect of indemnity claims under this Agreement shall be payable until the total of all such Losses exceeds US$50,000 (other than with respect to Losses occurred due to intentional, fraudulent or willful misrepresentations, in which case such limitation will not apply), and then recovery shall be permitted hereunder 'from the first dollar'; (b) except with respect to claims based on intent, fraud and/or willful misrepresentations, in no event shall the maximum aggregate liability for indemnity claims under this Agreement with respect to Sections SECTION 3.01.  SECTION 3.04.  exceed the Consideration amount, and with respect to all other Seller's representations and warranties, exceed an amount equal to $1,450,000.  It is hereby clarified that the limitations on the Seller's liability set forth in clause (b) above shall apply with respect to all Losses derived from a breach or falsity of any representations or warranties of the Seller or any certificate or other instrument furnished by the Seller, and the Buyer will not be entitled to any additional amounts with respect to such Losses, even if they also fall within (i) or (iii) above (in addition to (ii)). Such limitations, however, will not apply with respect to Losses occasioned by (i) or (iii) above if such Losses derived from an act or omission which does not constitute a breach or falsity of any representations or warranties of the Seller or any certificate or other instrument furnished by the Seller.  If Buyer seeks indemnification pursuant to this Agreement, it shall promptly give written notice to the Seller. In the event of a claim against the Buyer by a third party, the Seller shall have the right (but not the obligation) to assume and conduct at its expense the defense against such claim, with counsel reasonably satisfactory to the Buyer, provided that the Buyer may also cooperate in such defense at its sole discretion.  Seller shall keep the Buyer reasonably advised of the status of such claim and shall consider in good faith recommendations made by the Buyer with respect thereto. The Buyer shall not agree to any settlement of, or the entry of any judgment, without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.06.  Non-Competition. Seller agrees that it will not, and will ensure that each of its Affiliates does not:

(a)  From the Closing Date until 3 years after the Closing Date (the “Non-Compete Termination Date”), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent or independent contractor of, or lender to, any person or business, engage in activities competitive with the activities conducted, or to the knowledge of the Seller proposed to be conducted, by the Company or any of its Subsidiaries on the Closing Date.

(b) From the Closing Date until the Non-Compete Termination Date, directly or indirectly (i) solicit any customers of the Company or any of its Subsidiaries for the benefit of any business directly or indirectly in competition with the business of the Company or any of its Affiliates or (ii) request, advise or induce any Person who is a customer, employee, contractor, vendor or lessor of the Company or any of its Subsidiaries to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such person has with the Company or its Subsidiary.

Seller acknowledges that the restrictions in this Section 5.06 are reasonable in scope and duration and are necessary to protect the Company after the Closing.  Seller acknowledges that a breach of this Section 5.06 will cause irreparable damage to the Company, and upon breach of any provision of this Section 5.06, the Company will be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that the foregoing remedies will in no way limit any other remedies the Company may have.

SECTION 5.07.  Voting Undertaking.  From the date hereof and until this Agreement its terminated in accordance with its terms, Seller undertakes, subject to any applicable law, to vote all Sold Shares, at the general meeting and any other meeting of the shareholders of the Company (or any action by written consent in lieu of a meeting) or any adjournment thereof, in person or by proxy, or, as applicable, execute written consents in respect thereof, (i) in favor of  the authorization, execution, performance and delivery of the Investment Agreement and all the transactions contemplated by the Investment Agreement, (ii) in favor of the authorization, execution, performance and delivery of any other agreement, document or action which is required to be approved by the shareholders of the Company as a condition to the consummation of the transactions contemplated by the Investment Agreement and  (iii) in favor of any adjournment or postponement of the general meeting of the shareholders of the Company or other meeting recommended by the board of directors of the Company if there are not sufficient votes for the authorization, execution, performance and delivery of the Investment Agreement on the date on which such meeting is initially held or scheduled, as applicable.

SECTION 5.08.  Interim Period. From the date of this Agreement until the Closing Date, subject to any Law applicable to the Company or the Seller, Seller undertakes, solely in its capacity as a shareholder of the Company, to exercise its voting rights as a shareholder of the Company, and to object to the passing of any resolution of the shareholders of the Company with respect to the following matters: (i) other than as required by Law, any amendment and/or change and/or alteration of the Company's organisational documents; (ii) voluntary liquidation of the Company, and/or the engagement in any arrangement with all, or a class of, the creditors of the Company; (iii) other than existing arrangements, any related party transaction between the Company on the one hand and a Seller or any of its Affiliates or the other hand; and (iv) any merger and/or any other change in the corporate structure of the Company and/or any of its Subsidiaries.

ARTICLE VI

MISCELANEOUS

SECTION 6.01.  Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of five (5) years following the date of this Agreement.

SECTION 6.02.  Public Announcements. The Parties shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transaction; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such public announcement to the extent that such Party is advised by its legal counsels that such action is required by applicable Law, applicable regulation or stock exchange rule.

SECTION 6.03.  Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) upon delivery, if sent by messenger; or (d) three business days after deposit in the mail by certified mail (return receipt requested).  All notices will be sent to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows:

if to the Buyer, to:

Nistec Ltd. 42 Hasivim St., Petach Tikva, 4917001 Israel Attention: Mr. Yitzhak Nissan Facsimile: : 03-9292550

with a copy (which shall not serve as notice) to:

Amit, Pollak, Matalon & Co NYP Tower, 19th Floor 17 Yitzhak Sadeh St. Tel Aviv 6777 Israel Attention: Shlomo Landress, Adv. Facsimile: (03) 568-9017

if to the Seller, to:

Merhav M.N.F Ltd. 33 Havazelet HaSharon St. Herzelia 4664129 Israel Attention: Mr. Josef Maiman Facsimile: 09-9526001

with a copy (which shall not serve as notice) to:

Zellermayer, Pelossof, Rosovsky, Tsafrir, Toledano & Co. 20 Lincoln Street Tel Aviv 67134 Facsimile: +972-3-625-5500 Attn: Sarit Moussayoff, Adv.

SECTION 6.04.  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  References to days mean calendar days unless otherwise specified.

SECTION 6.05.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 6.06.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referenced herein, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies (other than the Released Parties).

SECTION 6.08.  Governing Law and Jurisdiction. This Agreement and the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to rules respecting conflict of law that would cause the laws of any jurisdiction other than the State of Israel to be applied. The competent courts of Tel Aviv-Jaffa shall have sole and exclusive jurisdiction to hear and resolve any disputes among the parties related to this Agreement

SECTION 6.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 6.10.  Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Israeli court, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 6.11.  Further Assurances.  Each of the Seller and the Buyer agrees to execute and deliver, upon the written request of any party hereto, any and all such further documents, certificates, papers, schedules and instruments as reasonably appropriate for the purpose of obtaining the full benefits of this Agreement and to take any action which is necessary or desirable to carry out the purposes of this Agreement.

SECTION 6.12.  Amendment.  This Agreement may be amended by the Parties at any time.  This Agreement may not be amended except by an instrument in writing executed on behalf of each of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Seller and the Buyer has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first written above.

NISTEC LTD.
_________________________
By: ____________________
Title: ____________________

MERHAV M.N.F. LTD.
_________________________
By: ____________________
Title: ____________________

SCHEDULE A

Name of Seller	Number of Sold Shares	Consideration	Assigned Amount
Merhav M.N.F. Ltd.	1,589,440	$2,300,000	$1,000,000